Exhibit 16.1

L. L. Bradford & Company, LLC

Las Vegas, Nevada

August 17, 2015

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the CAN-CAL RESOURCES LTD. (the “Company”) Form 8-K dated August 17, 2015, and are in agreement with the statements relating only to L.L. Bradford & Company, LLC contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC